November 2008
Preliminary Terms No. 806
Registration Statement No. 333-131266
Dated October 27, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)
Currency-Linked Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies with no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and exposure to the underlying currency or basket of currencies.  For these currency-linked notes, the payment at maturity will be greater than the $1,000 stated principal amount per note if the U.S. dollar strengthens relative to the Eurozone euro. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November __, 2008
Original issue date:	November __, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
This amount will be positive if the U.S. dollar appreciates relative to the Eurozone euro (i.e., the final exchange rate is less than the initial exchange rate).

Currency performance:
1 – (final exchange rate / initial exchange rate)
Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Eurozone euro, while a negative currency performance means the U.S. dollar has depreciated relative to the Eurozone euro.

Participation rate:	120% - 130%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date
Exchange rate:	The U.S. dollar / Eurozone euro exchange rate (expressed as the number of units of U.S. dollars per one Eurozone euro) as determined by reference to the applicable reference source on such day.
Valuation date:	November 18, 2011
CUSIP:	617482DC5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note:	100%	2.25%	97.75%
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP:  MSPRB0508001

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Investment Overview

The Currency-Linked Capital Protected Notes due November 30, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain enhanced upside exposure to the appreciation of the U.S. dollar (the “dollar”) relative to the Eurozone euro (the “euro”) with no downside risk to principal.

If, at maturity, the dollar has appreciated relative to the euro, the investment will return par plus 120% - 130% of the percentage appreciation of the dollar (e.g., a 10% appreciation will return 100% of principal plus an additional 12% - 13%).  If the dollar has not appreciated or has depreciated, the investment will return par at maturity, subject to the credit risk of Morgan Stanley.  There will be no interest payments on the notes.

Maturity:	3 years

Protection at maturity:	100%

Payment at maturity:	(i) If the dollar appreciates Þ par plus 120% - 130% of the appreciation of the dollar relative to the euro (ii) If the dollar does not appreciate or depreciates Þ par

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The currency performance is based on the performance of the dollar relative to the euro as expressed by the dollar/euro exchange rate from the pricing date to the valuation date.

▪
A decrease in the exchange rate means that the euro has depreciated / weakened relative to the dollar.  This means that it takes more euros to purchase one (1) dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has weakened relative to the dollar by 10%:

Pricing date = 1 dollar / 1 euro and Valuation date = 0.9 dollar / 1 euro

▪
An increase in an exchange rate means that the euro has appreciated / strengthened relative to the dollar.  This means that it takes fewer euros to purchase one (1) dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has strengthened relative to the dollar by 10%:

Pricing date = 1 dollar / 1 euro and Valuation date = 1.1 dollar / 1 euro

Actual exchange rates on the pricing date and the valuation date will vary.

November 2008	Page 2

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the dollar may strengthen relative to the euro, or those concerned about the risks associated with investing directly in currencies can use the notes to gain enhanced exposure to the appreciation of the dollar relative to the euro while protecting 100% of principal at maturity, subject to the credit risk of Morgan Stanley.

Leverage Performance	▪ Uncapped 120% - 130% participation in any appreciation of the dollar relative to the euro

Protect Principal	▪ 100% principal protection at maturity
Access	▪ Enhanced exposure to the appreciation of the dollar relative to the euro ▪ Portfolio diversification from traditional fixed income / equity investments

Summary of Key Risks (see page 9)

▪	No interest payments and possibility of no return other than the return of principal

▪	Currency exchange risk

▪	The notes are subject to the credit risk of Morgan Stanley and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the euro and the dollar trade around-the-clock, the notes will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect the exchange rate.

November 2008	Page 3

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the dollar has appreciated relative to the euro from the pricing date to the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
November __, 2008	November __, 2008 (5 business days after the pricing date)	November 30, 2011
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
This amount will be positive if the dollar appreciates relative to the euro (i.e., the final exchange rate is less than the initial exchange rate).

Currency performance:	1 – (final exchange rate / initial exchange rate)
Participation rate:	120% - 130%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date

For a description of how the final exchange rate will be determined if the reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Exchange rate:	The dollar / euro exchange rate (expressed as the number of units of dollars per one euro) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	November 18, 2011
Risk Factors:	Please see “Risk Factors” on page 9.

November 2008	Page 4

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

General Information
Listing:	None
CUSIP:	617482DC5
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on October 23, 2008, the “comparable yield” would be a rate of 6.5086% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,212.4585 due at maturity.  The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$5.7854	$5.7854
January 1, 2009 through June 30, 2009	$32.7313	$38.5167
July 1, 2009 through December 31, 2009	$33.7964	$72.3131
January 1, 2010 through June 30, 2010	$34.8963	$107.2094
July 1, 2010 through December 31, 2010	$36.0319	$143.2413
January 1, 2011 through June 30, 2011	$37.2045	$180.4458
July 1, 2011 through the Maturity Date	$32.0127	$212.4585

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking short positions in forwards and options contracts on the euro and/or the dollar or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the euro, and, therefore, the exchange rate that must prevail with respect to euro on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

November 2008	Page 5

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.25%	<$999K
99.625%	1.875%	$1MM-$2.99MM
99.4375%	1.6875%	$3MM-$4.99MM
99.25%	1.50%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2008	Page 6

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Payment at Maturity

At maturity, investors will receive $1,000, subject to the credit risk of Morgan Stanley, plus the supplemental redemption amount for each note they hold.

If the currency performance is:	The supplemental redemption amount will be:
greater than zero (i.e. the dollar appreciates vs. the euro)	$1,000 x currency performance x 120% - 130%
less than or equal to zero (i.e. the dollar depreciates or does not appreciate vs. the euro)	$0 (Investors will only receive par at maturity)

Best Case Scenario	The dollar appreciates and the notes return par plus 120% - 130% uncapped participation in the appreciation of the dollar relative to the euro.

Worst Case Scenario
Either the dollar does not appreciate or it depreciates relative to the euro and the notes redeem for par at maturity, subject to the credit risk of Morgan Stanley.  This assumes the investment is held to maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

November 2008	Page 7

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates used in the examples below are hypothetical and do not reflect actual exchange rates.

Below are two examples of how to calculate the payment at maturity.

 Example 1:  The dollar has appreciated relative to the euro.

Hypothetical participation rate:                                      125%
Hypothetical initial exchange rate:                                1.25
Hypothetical final exchange rate:                                  1.125

The exchange rate performance will equal:

Currency performance	=	1	−	final exchange rate
initial exchange rate

Using the above hypothetical initial and final exchange rates, the currency performance is calculated as follows:

Currency performance	=	1	−	1.125	=	0.10
1.25

In this example, the dollar has strengthened 10% relative to the euro.

The supplemental redemption amount will equal:

Supplemental redemption amount	=	$1,000 x	currency performance	x	participation rate

So, using the hypothetical example above,

Supplemental redemption amount	=	$1,000	x	10%	x	125%	=	$125

Therefore, in this example, the total payment at maturity per note will equal $1,125, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $125.

Example 2:  The dollar has depreciated (or not appreciated) relative to the euro.

Hypothetical participation rate:                                      125%
Hypothetical initial exchange rate:                                1.25
Hypothetical final exchange rate:                                  1.375

Currency performance	=	1	−	1.375	=	- 0.10
1.25

Therefore,

Supplemental redemption amount per note	=	the greater of:
		(a) $0;	and
		(b) $1,000	x	–10% (less than zero)	x	125%
	=	$0

In this example, the dollar has weakened by approximately 10% relative to the euro over the term of the notes.  Accordingly, the currency performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount of the notes.

November 2008	Page 8

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in a long position with respect to the dollar relative to the euro.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
Currency exchange risk. Fluctuations in the exchange rates between the dollar and the euro will affect the value of the notes.  Exchange rate movements are volatile and are the result of numerous factors specific to the euro and the dollar including the supply of, and the demand for, the euro or the dollar, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the euro and the dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the countries comprising the Eurozone and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries comprising the Eurozone and the U.S. and other countries important to international trade and finance.  The strengthening of euro relative to the dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.  For dollar investors, an investment in the notes increases the investor’s exposure to the dollar relative to the euro.

▪
The notes are subject to the credit risk of Morgan Stanley and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley’s credit risk is likely to adversely affect the value of the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government or monetary authority, allowed to float within a range of exchange rates set by the government or monetary authority, or left to float freely.  Governments or monetary authorities, including those of the countries comprising the Eurozone, the Eurozone itself or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of the euro and the dollar.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rate; (ii) interest rate levels; (iii) volatility of the exchange rate; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments or monetary authorities of the Eurozone or the United States; and (viii) the issuer’s credit ratings and credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

November 2008	Page 9

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

▪
Even though the currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
The notes will not be listed and secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.  Because the issuer does not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Morgan Stanley is willing to transact. If at any time Morgan Stanley were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes, including trading in futures, forwards and/or options contracts on the euro and the dollar as well as in other instruments related to the euro and the dollar.  Affiliates of the issuer also trade the euro and the dollar and other financial instruments related to the euro and the dollar on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could decrease the value of the euro and, as a result, could decrease the value against the dollar at which the euro must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

November 2008	Page 10

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone euro (Bullish Dollar / Bearish Euro)

Historical Information

The following table sets forth the published high, low and end-of-quarter dollar/euro exchange rates for each quarter in the period from January 1, 2003 through October 23, 2008.  The related graph sets forth the dollar/euro exchange rates (expressed as units of dollars per one euro) for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of the exchange rate based on its historical performance.
Dollar/Euro	High	Low	Period End
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1657	1.0809	1.1657
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2928	1.2092	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3197
2007
First Quarter	1.3385	1.2893	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4614
Fourth Quarter (through October 23, 2008)	1.4009	1.2855	1.2934

U.S. dollar / Eurozone euro Exchange Rate January 1, 2003 to October 23, 2008 (expressed as dollars per euro)

November 2008	Page 11